                                                                   EXHIBIT 99.1

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                           STOCK PURCHASE AGREEMENT

                         dated as of January 11, 2000

                                by and between

                              VCAMPUS CORPORATION

                                      and

                              MASTECH CORPORATION






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

                               TABLE OF CONTENTS

                           STOCK PURCHASE AGREEMENT

Section                                                                                             Page
-------                                                                                             ----
1.   DEFINITIONS..................................................................................    1

2.   ISSUANCE, SALE AND PURCHASE OF SECURITIES....................................................    7
     2.1  Issuance and Sale.......................................................................    7
     2.2  Closing.................................................................................    7
     2.3  Indemnity...............................................................................    8

3.   PURCHASER'S REPRESENTATIONS AND WARRANTIES...................................................    8
     3.1  Investment Intention....................................................................    8
     3.2  Accredited Investor.....................................................................    9
     3.3  Corporate Existence.....................................................................    9
     3.4  Corporate Power; Authorization; Enforceable Obligations.................................    9

4.   COMPANY'S REPRESENTATIONS AND WARRANTIES.....................................................    9
     4.1  Authorized and Outstanding Shares of Capital Stock......................................    9
     4.2  Authorization and Issuance of Common Stock, Warrant and Warrant Shares..................   10
     4.3  Securities Laws.........................................................................   10
     4.4  Corporate Existence; Compliance with Law................................................   10
     4.5  Subsidiaries............................................................................   11
     4.6  Corporate Power; Authorization; Enforceable Obligations.................................   11
     4.7  Financial Statements....................................................................   12
     4.8  Ownership of Property...................................................................   12
     4.9  Material Contracts......................................................................   13
     4.10 Environmental Protection................................................................   13
     4.11 Labor Matters...........................................................................   14
     4.12 Other Ventures..........................................................................   14
     4.13 Taxes...................................................................................   14
     4.14 No Litigation...........................................................................   15
     4.15 Brokers.................................................................................   15
     4.16 Patents, Trademarks, Copyrights and Licenses............................................   15
     4.17 No Material Adverse Effect..............................................................   16
     4.18 ERISA...................................................................................   16
     4.19 SEC Documents...........................................................................   18
     4.20 Ordinary Course of Business.............................................................   18
     4.21 Insurance...............................................................................   18
     4.22 Minute Books............................................................................   18
     4.23 Year 2000 Compliance....................................................................   19
     4.24 Full Disclosure.........................................................................   19
     4.25 Certain Agreements......................................................................   19
     4.26 Anti-Takeover Provisions Inapplicable...................................................   19

5.   COVENANTS OF THE COMPANY.....................................................................   20
     5.1  Affirmative Covenants...................................................................   20
     5.2  Negative Covenants......................................................................   22

6.   CONDITIONS TO CLOSING........................................................................   22
     6.1  Conditions to the Purchaser's Obligation to Purchase....................................   22
     6.2  Conditions to Company's Obligation to Sell..............................................   23

7.   COVENANTS OF THE PURCHASER...................................................................   24
     7.1  Limitation on Ownership of Voting Stock.................................................   24
     7.2  Voting Trust, etc.......................................................................   24
     7.3  Solicitation of Proxies.................................................................   24
     7.4  Acquisition Proposal....................................................................   24
     7.5  Confidential Information................................................................   24
     7.6  Limitation on Covenants of Purchaser....................................................   25

8.   COMPANY RIGHT OF FIRST REFUSAL...............................................................   25
     8.1  Right of First Refusal..................................................................   26
     8.2  Tender Offer Sale.......................................................................   26
     8.3  Assignment of Rights....................................................................   27
     8.4  Acquisition Proposal....................................................................   27

9.   MISCELLANEOUS................................................................................   27
     9.1  Complete Agreement; Modification of Agreement...........................................   27
     9.2  Fees and Expenses.......................................................................   28
     9.3  No Waiver by Purchaser..................................................................   28
     9.4  Remedies................................................................................   29
     9.5  Waiver of Jury Trial....................................................................   29
     9.6  Severability............................................................................   29
     9.7  Binding Effect; Benefits................................................................   29
     9.8  Conflict of Terms.......................................................................   29
     9.9  Governing Law...........................................................................   29
     9.10 Notices.................................................................................   30
     9.11 Survival................................................................................   31
     9.12 Section and Other Headings..............................................................   31
     9.13 Counterparts............................................................................   31
     9.14 Publicity...............................................................................   31

Schedules
---------

Schedule     2.1     -    Number of Shares of Common Stock
Schedule     4.1     -    Stocks and Warrants
Schedule     4.5     -    Subsidiaries
Schedule     4.7     -    Financial Statements; Other Obligations
Schedule     4.9     -    Material Contracts and Indebtedness
Schedule     4.10    -    Environmental Matters
Schedule     4.12    -    Other Ventures
Schedule     4.13    -    Taxes
Schedule     4.14    -    Litigation
Schedule     4.15    -    Brokers
Schedule     4.18    -    ERISA
Schedule     4.26    -    Employment Agreements
Schedule     5.2(a)       Affiliate Transactions

Exhibits
--------

Exhibit A    Registration Rights Agreement
Exhibit B    Warrant
Exhibit C    Opinion of Company Counsel

                            STOCK PURCHASE AGREEMENT
                            ------------------------

          STOCK PURCHASE AGREEMENT, dated as of January 11, 2000, by and between VCampus Corporation, a Delaware corporation ("Company"), and Mastech Corporation, a Pennsylvania corporation, through its Mastech eVentures business unit ("Purchaser").

                             W I T N E S S E T H:
                             -------------------

          WHEREAS, Company has agreed to issue and sell to Purchaser, and Purchaser has agreed to purchase from Company through its Mastech eVentures business unit, upon the terms and conditions hereinafter provided, the number of shares of Common Stock (as defined herein) of Company set forth on Schedule 2.1
                                                                   ------------
and the Warrant (as defined herein) pursuant to the terms hereof;

          NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and intending to be legally bound hereby, it is agreed as follows:

1.    DEFINITIONS.
      -----------

          "Acquisition Proposal" shall mean the initiation or occurrence of any of the following without the consent or affirmative support of the Company's Board of Directors: (i) a tender or exchange offer, merger, consolidation or similar transaction involving a Change in Control of the Company; (ii) the sale, lease or other disposition directly or indirectly by merger, consolidation, or share exchange of assets of the Company representing substantially all of the consolidated assets of the Company; and, (iii) a transaction in which any Person other than Mastech Corporation or any Subsidiary of Mastech Corporation shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 30% or more of the outstanding Common Stock of the Company.

          "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person's officers, directors, joint venturers and partners, (iv) any trust or beneficiary of a trust of which such Person is the sole trustee or (v) any lineal descendants, ancestors, spouse or former spouses (as part of a marital dissolution) of such Person (or any trust for the benefit of such Person). For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" shall mean this Stock Purchase Agreement including all amendments, modifications and supplements hereto and any appendices, exhibits and schedules hereto or thereto, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

          "Balance Sheet" shall have the meaning set forth in Section 4.7(a) hereof.

          "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Commonwealth of Pennsylvania.

          "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) Company's or any of its Subsidiaries' employees, payroll, income or gross receipts, (ii) Company's or any of its Subsidiaries' ownership or use of any of its assets, or (iii) any other aspect of Company's or any of the Subsidiaries' business.

          "Closing" shall have the meaning set forth in Section 2.2 hereof.

          "Closing Date" shall have the meaning set forth in Section 2.2 hereof.

          "Closing Price" shall mean, in respect of any share of Common Stock on any date herein specified which is a Business Day, (i) the last sale price on such day on the NASDAQ SmallCap Market System ("NASDAQ/SCS") or (ii) if no sale takes place on such day on NASDAQ/SCS, the average of the last reported closing bid and asked prices on such day as officially quoted on NASDAQ/SCS.

          "COBRA" shall have the meaning set forth in Section 4.18(m) hereof.

          "Common Stock" shall mean the common stock, $.01 par value per share, of Company.

          "Current Market Price" shall mean, in respect of any share of Common Stock on any date herein specified, the average of the daily market prices for the previous fifteen (15) consecutive Business Days. The daily market price for each such Business Day shall be (i) the last sale price on such day on NASDAQ/SCS, (ii) if no sale takes place on such day on NASDAQ/SCS, the average of the last reported closing bid and asked prices on such day as officially quoted on NASDAQ/SCS.

          "DOJ" shall mean the Antitrust Division of the Department of Justice of the United States.

          "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment, relative to the applicable Real Estate, relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include but are not limited to the

Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. (S) 9601 et seq.) ("CERCLA"); the Hazardous Material
                               -- ---
Transportation Act, as amended (49 U.S.C. (S) 1801 et seq.); the Federal
                                                   -- ---
Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. (S) 136 et
                                                                          --
seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. (S)
---
6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C.
     -- ---
(S) 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. (S) 740 et seq.);
         -- ---                                                     -- ---
the Federal Water Pollution Control Act, as amended (33 U.S.C. (S) 1251 et
                                                                        --
seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. (S) 651 et
---                                                                          --
seq.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C. (S) 300f
---
et seq.), and any and all regulations promulgated thereunder, and all analogous
-- ---
state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

          "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including, without limitation, any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Spill or the presence of a Hazardous Substance or threatened Spill of any Hazardous Substance.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

          "ERISA Affiliate" shall mean, with respect to Company, any trade or business (whether or not incorporated) under common control with Company and which, together with Company, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC, excluding Purchaser and each other person which would not be an ERISA Affiliate if Purchaser did not own any issued and outstanding shares of Stock of Company.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

          "Financials" shall mean the financial statements referred to in
Section 4.7(a) hereof.

          "Fiscal Quarter" shall mean each three month period of Company ending on March 31, June 30, September 30, and December 31. Subsequent changes of the fiscal year of Company shall not change the term "Fiscal Quarter," unless the Purchaser shall consent in writing to such changes which consent shall not be withheld unreasonably.

          "Fiscal Year" shall mean the twelve month period ending December 31. Subsequent changes of the fiscal year of Company shall not change the term "Fiscal Year," unless the Purchaser shall consent in writing to such changes which consent shall not be withheld unreasonably.

          "FTC" shall mean the Federal Trade Commission of the United States.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of the covenants contained in Section 5.1(b) hereof, GAAP shall be as in effect on the date of the most recent Financials and shall be applied in a manner consistent therewith.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Substance" shall have the meaning set forth in Section 4.10 hereof.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

          "IRS" shall mean the Internal Revenue Service, or any successor thereto.

          "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, preemptive right, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest as to assets owned by the relevant Person under the Uniform Commercial Code or comparable law of any jurisdiction).

          "Mastech Corporation" shall mean Mastech Corporation, a Pennsylvania corporation, or any successor corporation thereto.

          "Material Adverse Effect" shall mean a material adverse effect on the business, assets, operations, or financial condition or results of operations of Company and its Subsidiaries, if any, taken as a whole.

          "Material Contracts" means (i) all of Company's and its Subsidiaries' material contracts that would be required to be filed with the SEC pursuant to item 601(b)(10) of Regulation S-K of the Securities Act, (ii) all agreements, leases or other instruments to which Company or any of its Subsidiaries is a party or by which Company, its Subsidiaries or its properties are bound, which involve payments by or to Company or its Subsidiaries of more than $5,000,000,
(iii) all of Company's and its Subsidiaries' loan agreements, bank lines of credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, conditional sales contracts, letters of credit, guarantees or other debt instruments involving commitments of more than $5,000,000, (iv) all non-competition and similar agreements to which Company is a party which restrict Company's ability to engage in certain businesses, (v) all contracts for the employment of any executive officer of Company or its Subsidiaries, and (vi) all collective bargaining, union and similar labor contracts of Company or its Subsidiaries.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and to which Company, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

          "Obligations" shall mean all amounts owing by Company to Purchaser and any of its assignees pursuant hereto, including, without limitation, all fees, expenses, attorneys' fees and any other sum chargeable to Company under any of the Transaction Documents.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

          "Pension Plan" shall have the meaning set forth in Section 4.18(a) hereof.

          "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, any instrumentality, division, agency, body or department thereof).

          "Plan" shall have the meaning set forth in Section 4.18(a) hereof.

          "Prohibited Transaction" shall mean any prohibited transaction as defined in Section 4975 of the IRC or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

          "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

          "Registration Rights Agreement" shall mean the Registration Rights Agreement by and between Company and Purchaser, substantially in the form attached hereto as Exhibit A, as such agreement may be amended, supplemented or
                   ---------
otherwise modified from time to time in accordance with the terms thereof.

          "Reportable Event" shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

          "SEC" shall mean the U.S. Securities and Exchange Commission, or any successor thereto.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

          "Spill" shall have the meaning set forth in Section 4.10 hereof.

          "Stock" shall mean all shares, options, warrants, general or limited partnership interests, limited liability company membership interest, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange
Act).

          "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

          "Tender Date" shall have the meaning set forth in Section 8.2(a) hereof.

          "Tender Notice" shall have the meaning set forth in Section 8.2(a) hereof.

          "Transaction Documents" shall mean this Agreement, the Warrant and the Registration Rights Agreement.

          "Transfer Notice" shall have the meaning set forth in Section 8.1(a) hereof.

          "Transfer Price" shall have the meaning set forth in Section 8.1(a) hereof.

          "Voting Stock" means the Common Stock, Preferred Stock and any other securities issued by the Company having the ordinary power to vote in the election of directors of the Company (other than securities having such power only upon the happening of a contingency).

          "Warrant" shall mean the Warrant exercisable for shares of Common Stock in the form attached as Exhibit B hereto.
                              ---------

          "Warrant Shares" shall mean those shares of Common Stock issued upon exercise of the Warrant.

          "Welfare Plan" shall mean any welfare plan, as defined in Section 3(1) of ERISA, which is maintained or contributed to by Company, any of its Subsidiaries or any ERISA Affiliate.

          "Withdrawal Liability" means, at any time, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.

          "Year 2000 Compliant" shall have the meaning set forth in Section 4.24 hereof.

          Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The words "includes" or "including" and other words of similar import shall mean "including, without limitation," unless the context expressly otherwise requires.

2.   ISSUANCE, SALE AND PURCHASE OF SECURITIES.
     -----------------------------------------

     2.1  Issuance and Sale.
          -----------------

          Subject to the terms and conditions and in reliance upon the representations and warranties set forth in this Agreement, Company agrees to issue and sell to Purchaser and Purchaser agrees to purchase from Company on the Closing Date, the number of shares of Common Stock set forth on Schedule 2.1 and
                                                                ------------
the Warrant for the aggregate consideration of $4,113,235.86 (the "Purchase Price"), such Purchase Price being the sum of the Current Market Price of the Common Stock set forth on Schedule 2.1 as of January 3, 2000, plus a number
                          ------------
equal to twenty percent (20%) of such sum.

     2.2  Closing.
          -------

          The closing of the transfer and delivery of the Common Stock and Warrant, and the receipt of the Purchase Price by the Company (the "Closing"), will take place on the date hereof (the "Closing Date") at 10:00 a.m. at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, PA 15219-1410 or at such other time or place, or on such other date not later than January 31, 2000, as the parties may mutually agree upon.

          On the Closing Date, Company shall transfer and deliver to Purchaser the Common Stock and Warrant against delivery by Purchaser of the Purchase Price therefor by wire transfer of funds to the account of Company.

          The certificate or certificates for the Common Stock and Warrant shall be subject to a legend restricting transfer under the Securities Act and referring to restrictions on transfer and rights of first refusal herein, such legend to be substantially as follows:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE
          BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN
          REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

          AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION.

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, INCLUDING
          ANY SALE, PLEDGE OR OTHER HYPOTHECATION,
          AND RIGHTS OF FIRST REFUSAL IN THE EVENT THAT
          THE SHARES ARE BEING SOLD AS PART OF A BLOCK OF SHARES OR A SERIES OF SALES OF SHARES INVOLVING MORE THAN 10% OF THE COMPANY'S OUTSTANDING COMMON STOCK IN ANY 3 MONTH PERIOD, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND MASTECH CORPORATION, A COPY OF WHICH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES.

     2.3  Indemnity.
          ---------

          Company shall indemnify and hold Purchaser and each of its officers, directors and Affiliates harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements, including those incurred upon any appeal) which may be instituted or asserted against or incurred by Purchaser or such other indemnified person as the result of Purchaser having entered into this Agreement or any of the other Transaction Documents relating to or arising out of any untrue representation, breach of warranty or failure to perform any covenants or agreement by Company contained herein or in any Transaction Document, including arising out of any Environmental Law applicable to Company or its Subsidiaries or otherwise relating to or arising out of the transactions contemplated hereby; provided, however, that Company shall not be liable for
                     --------  -------
such indemnification to such indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from such indemnified Person's gross negligence or willful misconduct.

3.    PURCHASER'S REPRESENTATIONS AND WARRANTIES.
      ------------------------------------------

     Purchaser makes the following representations and warranties to Company, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

     3.1  Investment Intention.
          --------------------

          Purchaser is purchasing the Common Stock and Warrant for its own account, for investment purposes and not with a view to the distribution thereof. Purchaser will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of the Common Stock, Warrant or Warrant Shares (or solicit any offers to buy, purchase, or otherwise acquire any of the Common Stock, Warrant or Warrant Shares), except in compliance with the Securities Act.

     3.2  Accredited Investor.
          -------------------

          Purchaser is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.

     3.3  Corporate Existence.
          -------------------

              Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

     3.4  Corporate Power; Authorization; Enforceable Obligations.
          -------------------------------------------------------

          The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to be executed by it: (i) are within Purchaser's corporate power; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of Purchaser's certificate of incorporation or by-laws; and (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality binding on Purchaser. This Agreement and the other Transaction Documents to which Purchaser is a party have each been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.    COMPANY'S REPRESENTATIONS AND WARRANTIES.
      ----------------------------------------

     Except as set forth in the Schedule of Exceptions delivered herewith (the "Schedule"), Company makes the following representations and warranties to Purchaser, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

     4.1  Authorized and Outstanding Shares of Capital Stock.
          --------------------------------------------------

          As of December 31, 1999, the authorized capital stock of Company consisted of: (i) 36,000,000 shares of Common Stock, $.01 par value per share, of which 5,684,110 shares were issued and outstanding, (ii) 3,000,000 shares of Series E Convertible Preferred stock, $0.01 par value per share, 214,396 of which are issued and outstanding; (iii) 1,200,000 shares of Series D Convertible Preferred Stock, $0.01 par value per share, 1,073,370 of which are issued and outstanding; (iv) 1,000,000 shares of Series C Convertible Preferred Stock, $0.01 par value per share, 623,339 shares of which are issued and outstanding; and (v) 4,800,000 shares of undesignated Preferred Stock, $0.01 par value per share, none of which are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and non-assessable. There is no existing option, warrant, call, commitment or other agreement to which Company is a party requiring, and there are no convertible securities of Company outstanding which upon conversion would require, the issuance of any additional shares of Stock of Company or other securities convertible into shares of equity securities of Company, and (ii) there are no agreements to which Company is a party with respect to the voting or transfer of the Stock of Company. There are no stockholders' preemptive rights or rights of first refusal or other similar rights with respect to the issuance of Stock by Company. True and correct copies of the certificate of incorporation and by-laws of Company have been delivered to Purchaser.

     4.2  Authorization and Issuance of Common Stock, Warrant and Warrant
          ---------------------------------------------------------------
Shares.
------

          The issuance of the Common Stock and Warrant have been duly authorized by all necessary corporate action on the part of Company and, upon delivery to Purchaser of the Common Stock against payment in accordance with the terms hereof, the Common Stock will have been validly issued, fully paid and non-assessable, and free and clear of all pledges, liens, encumbrances and preemptive rights. The issuance of shares of Common Stock upon exercise of the Warrant has been duly authorized by all necessary corporate action on the part of Company and, when issued upon exercise of the Warrant against payment in accordance with the terms thereof, such Common Stock will have been validly issued and fully paid and non-assessable. Company has duly reserved 450,000 shares of Common Stock for issuance pursuant to the terms of the Warrant.

     4.3  Securities Laws.
          ---------------

          Assuming the accuracy of the investment representations contained in Sections 3.1 and 3.2, the offer, issuance, sale and delivery of the Common Stock, Warrant and Warrant Shares, as provided in this Agreement, are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and are otherwise in compliance with such laws. Neither Company nor any Person acting on its behalf has taken or will take any action (including any offering of any securities of Company under circumstances which would require the integration of such offering with the offering of the Common Stock, Warrant and Warrant Shares under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of the Common Stock, Warrant and Warrant Shares, to the registration requirements of Section 5 of the Securities Act.

     4.4  Corporate Existence; Compliance with Law.
          ----------------------------------------

          Company and each of its Subsidiaries, if any, (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware in the case of Company and as set forth on Schedule 4.5 in the
                                                             ------------
case of its Subsidiaries; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a

Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now being conducted; (iv) has, or has applied for, all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to obtain such approval or authorization would not result in a Material Adverse Effect; (v) is in compliance with its certificate or articles of incorporation and by-laws; and
(vi) is in compliance with all applicable provisions of law, except for such non-compliance which would not have a Material Adverse Effect.

     4.5  Subsidiaries.
          ------------

          There currently exist no Subsidiaries of Company other than as set forth on Schedule 4.5 hereto, which sets forth such Subsidiaries, together with
         ------------
their respective jurisdictions of organization. All of the outstanding capital Stock of each such Subsidiary is owned by Company. There are no options, warrants, rights to purchase or similar rights covering capital Stock for any such Subsidiary.

     4.6  Corporate Power; Authorization; Enforceable Obligations.
          -------------------------------------------------------

          The execution, delivery and performance by Company of this Agreement, the other Transaction Documents to which it is a party and all instruments and documents to be delivered by Company, the issuance and sale of the Common Stock, Warrant and Warrant Shares and the consummation of the other transactions contemplated by any of the foregoing: (i) are within Company's corporate power and authority; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of Company's certificate of incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality to which the Company or its business is subject to; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Company or any of its Subsidiaries is a party or by which Company, any of its Subsidiaries or any of their property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of Company or any of its Subsidiaries; and (vii) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person (except (A) for those filings required by the Registration Rights Agreement and (B) to the extent previously obtained or made). At or prior to the Closing Date, each of this Agreement and the other Transaction Documents shall have been duly executed and delivered by Company and each shall then constitute a legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     4.7  Financial Statements.
          --------------------

          (a) The audited consolidated balance sheet of Company as at December 31, 1998, and the related consolidated statements of income and cash flows for the year then ended, with the opinion thereon of Ernst & Young LLP, and the unaudited consolidated balance sheet of Company as at September 30, 1999 (the "Balance Sheet") and the related unaudited consolidated statements of income, and cash flows for the nine months then ended, copies of which have previously been delivered to Purchaser, have been, except as noted therein, prepared in conformity with GAAP consistently applied throughout the periods involved and present fairly in all material respects the consolidated financial position of Company as at the dates thereof, and the consolidated results of its operations and cash flows for the periods then ended, subject, in the case of the interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

          (b)  Except as set forth on Schedule 4.7, neither Company nor any of
                                      ------------
its Subsidiaries has any material obligations, contingent or otherwise, including liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Balance Sheet, other than those incurred since December 31, 1998, in the ordinary course of business.

          (c)  Except as set forth on Schedule 4.7, no dividends or other
                                      ------------
distributions have been declared, paid or made upon any shares of capital Stock of Company, nor have any shares of capital Stock of Company been redeemed, retired, purchased or otherwise acquired for value by Company since December 31, 1998.

     4.8  Ownership of Property.
          ---------------------

          Neither the Company nor any of its Subsidiaries owns any real property. Each of Company and its Subsidiaries has valid and marketable leasehold interests in each of its leases, good and marketable title to, or valid leasehold interests in, all of its other properties and assets. Each of such leases is valid and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)) and is in full force and effect except to the extent that such lack of validity or enforceability would not have a Material Adverse Effect. None of Company, any of its Subsidiaries nor, to its knowledge, any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease except to the extent that such default would not reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries is obligated under or a party to, any option, right of first refusal, or any other contractual right to purchase, acquire, sell, assign or dispose of any material real property owned or leased by Company or such Subsidiary.

     4.9  Material Contracts.
          ------------------

          Schedule 4.9 contains a true, correct and complete list and
          ------------
description of all Material Contracts (other than those Material Contracts which have been filed as an exhibit to the Company SEC Documents). Each Material Contract is a valid and binding agreement of Company or its Subsidiaries (as the case may be) enforceable against Company or such Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)), and neither Company nor any of its Subsidiaries has any knowledge that any Material Contract is not a valid and binding agreement against the other parties thereto. Company and each of its Subsidiaries has fulfilled all material obligations required pursuant to the Material Contract to have been performed by Company or such Subsidiary on its part. Except as set forth in
Schedule 4.9, neither Company nor any of its Subsidiaries is in default or
------------
breach, nor to Company's or such Subsidiary's knowledge is any third party in default or breach, under or with respect to any Material Contract.

     4.10 Environmental Protection.
          ------------------------

          (a)  Except as set forth on Schedule 4.10, to Company's and its
                                      -------------
Subsidiaries' knowledge, all real property owned, leased or otherwise operated by Company and its Subsidiaries (each, a "Facility") is free of contamination from any substance, waste or material (i) currently identified to be toxic or hazardous pursuant to, or which may result in liability under, any Environmental Law or (ii) within the definition of a substance which is toxic or hazardous under any Environmental Law, including any asbestos, pcb, radioactive substance, methane, volatile hydrocarbons, industrial solvents, oil or petroleum or chemical liquids or solids, liquid or gaseous products, or any other material or substance which has in the past or could at any time in the future cause or constitute a health, safety, or environmental hazard to any Person or property or result in any Environmental Liabilities and Costs ("Hazardous Substance") of more than $100,000 or which, in either case, could have a Material Adverse Effect. Except as set forth on Schedule 4.10, neither Company nor any of its
                                -------------
Subsidiaries has caused or suffered to occur any release, spill, migration, leakage, discharge, spillage, uncontrolled loss, seepage, or filtration of Hazard Substances at or from the Facility (a "Spill") which could result in Environmental Liabilities and Costs in excess of $100,000.

          (b) Company and each Subsidiary has generated, treated, stored and disposed of any Hazardous Substances in full compliance with applicable Environmental Laws, except for such non-compliances which would not reasonably be expected to have a Material Adverse Effect.

          (c) Company and each Subsidiary has obtained, or has applied for, and is in full compliance with and in good standing under all permits required under Environmental Laws (except for such failures which would not reasonably be expected to have a Material Adverse Effect) and neither Company nor any of its Subsidiaries has any knowledge of any proceedings to substantially modify or to revoke any such permit.

          (d)  Except as set forth on Schedule 4.10, there are no
                                      -------------
investigations, proceedings or litigation pending or, to Company's or its Subsidiaries' knowledge, threatened affecting or against Company, any of its Subsidiaries or the Facilities relating to Environmental Laws or Hazardous Substances.

          (e) Except for communications in connection with the matters listed on Schedule 4.10, neither Company nor any of its Subsidiaries has received any
   -------------
communication or notice (including requests for information) indicating the potential of Environmental Liabilities and Costs against Company or its Subsidiaries.

     4.11 Labor Matters.
          -------------

          (a) There are no strikes or other labor disputes against Company or any of its Subsidiaries pending or, to Company's or its Subsidiaries' knowledge, threatened. To the Company's knowledge, hours worked by and payment made to employees of Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from Company and each of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Company or such Subsidiary. There is no organizing activity involving Company or any of its Subsidiaries pending or, to Company's or its Subsidiaries' knowledge, threatened by any labor union or group of employees. There are no representation proceedings pending or, to Company's or its Subsidiaries' knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of Company or its Subsidiaries has made a pending demand for recognition. There are no complaints or charges against Company or any of its Subsidiaries pending or, to Company's or its Subsidiaries' knowledge, threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Company or any of its Subsidiaries of any individual.

          (b) Neither Company nor any of its Subsidiaries is, or during the five years preceding the date hereof was, a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Company or its Subsidiaries.

     4.12 Other Ventures.
          --------------

          Except as set forth on Schedule 4.12 or as disclosed in the Company's
                                 -------------
SEC Documents, neither Company nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person.

     4.13 Taxes.
          -----

          Except as set forth on Schedule 4.13, all federal, state, local and
                                 -------------
foreign tax returns, reports and statements required to be filed by Company and its Subsidiaries have been timely filed with the appropriate Governmental Authority and all such returns, reports and statements are true, correct and complete in all material respects. All Charges and other impositions due and payable for the periods covered by such returns, reports and statements have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Proper and accurate amounts have been withheld by Company and its Subsidiaries from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. Neither Company nor any of its Subsidiaries has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. No tax audits or other administrative or judicial proceedings are pending or threatened with regard to any Charges for which Company or any Subsidiary may be liable and no assessment of Charges is proposed against the Company or any Subsidiary. Neither Company nor any of its Subsidiaries has filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC
Section 341(f)(4)). None of the property owned by Company or any of its Subsidiaries is property which such company is required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of IRC Section 168(h). Neither Company nor any of its Subsidiaries has agreed or has been requested to make any adjustment under IRC
Section 481(a) by reason of a change in accounting method or otherwise. Neither Company nor any of its Subsidiaries has any obligation under any written tax sharing agreement.

     4.14 No Litigation.
          -------------

          Except as disclosed on Schedule 4.14, no action, claim or proceeding
                                 -------------
is now pending or, to the knowledge of Company or its Subsidiaries, threatened against Company or any of its Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.15 Brokers.
          -------

          Except as set forth on Schedule 4.15, no broker or finder acting on
                                 -------------
behalf of Company or any of its Subsidiaries brought about the consummation of the transactions contemplated pursuant to this Agreement and neither Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder's or brokerage fees (or any similar obligation) in connection with the transactions contemplated by this Agreement. Company is solely responsible for the payment of all such finder's or brokerage fees.

     4.16 Patents, Trademarks, Copyrights and Licenses.
          --------------------------------------------

          Company and each of its Subsidiaries owns all licenses, patents, patent applications, copyrights, service marks, trademarks and registrations and applications for registration thereof, and trade names necessary to continue to conduct its business as heretofore conducted by it and now being conducted by it. To Company's knowledge, Company and each of its Subsidiaries conducts its businesses without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others except where the same would not reasonably be expected to have a Material Adverse Effect. To Company's knowledge, there is no infringement by others of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Company or any of its Subsidiaries, except where the same would not reasonably be expected to have a Material Adverse Effect.

     4.17 No Material Adverse Effect.
          --------------------------

          Except as disclosed in the Company SEC Documents, no event has occurred since September 30, 1999, which has had or could be reasonably expected to have a Material Adverse Effect, other than events or circumstances which relate exclusively to (i) changes in trends in the online courseware industry and (ii) general economic conditions in the United States as a whole.

     4.18 ERISA.
          -----

          (a)  Schedule 4.18 sets forth:  (i) all "employee benefit plans", as
               -------------
defined in Section 3(3) of ERISA, and describes any other material employee benefit arrangements (the "Plans") maintained by Company and any of its Subsidiaries or to which Company or any its Subsidiaries contributed or is obligated to contribute thereunder, and (ii) all "employee pension plans", as defined in Section 3(2) of ERISA (the "Pension Plans"), maintained by Company, any of its Subsidiaries or any of its ERISA Affiliates to which Company, any of its Subsidiaries or any of its ERISA Affiliates contributed or is obligated to contribute thereunder.

          (b) Purchaser will not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any such Multiemployer Plan under Section 4201 of ERISA which it would not have had if it had not purchased the Note from Company at the Closing in accordance with the terms of this Agreement.

          (c) The Pension Plans intended to be qualified under Section 401 of the IRC are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the IRC, and nothing has occurred with respect to the operation of the Pension Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the IRC.

          (d) All contributions required by law or pursuant to the terms of the Plans (without regard to any waivers granted under Section 412 of the IRC) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) and no accumulated funding deficiencies exist in any of the Pension Plans.

          (e) There is no "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA in any of the respective Pension Plans. Each of the respective Pension Plans are fully funded in accordance with the actuarial assumptions used by the PBGC to determine the level of funding required in the event of the termination of the Pension Plan and all benefit liabilities do not exceed the assets of such Pension Plans.

          (f)  There has been no "reportable event" as that term is defined in
Section 4043 of ERISA and the regulations thereunder with respect to the Pension Plans which would require the giving of notice, or any event requiring disclosure under Sections 4041(c)(3)(C), 4063(a) or 4068(f) of ERISA.

          (g) There is no material violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding the Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Plans.

          (h) True, correct and complete copies of the following documents, with respect to each of the Plans, have been made available or delivered to Purchaser by Company: (A) any plans and related trust documents, and amendments thereto, (B) the most recent Forms 5500 (including any schedules thereto) and the most recent actuarial valuation report, if any, (C) the last IRS determination letter, and (D) summary plan descriptions.

          (i) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims), nor does Company or any of its Subsidiaries have knowledge of facts which could form the basis for any such claim or lawsuit.

          (j) All amendments and actions required to bring the Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

          (k) The Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, and neither Company nor any of its Subsidiaries or "party in interest" or "disqualified person" with respect to the Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the IRC or Section 406 of ERISA.

          (l) None of Company, any of its Subsidiaries or any ERISA Affiliate has terminated any Pension Plan, or incurred any outstanding liability under
Section 4062 of ERISA to the PBGC, or to a trustee appointed under Section 4042 of ERISA.

          (m) None of Company, any of its Subsidiaries or any ERISA Affiliate maintains retired life and retired health insurance plans which are Welfare Plans and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. Company, all of its Subsidiaries and all ERISA Affiliates which maintain a Welfare Plan have complied with the notice and continuation requirements of COBRA and the regulations thereunder.

          (n) None of Company, any of its Subsidiaries or any ERISA Affiliate has contributed or been obligated to contribute to a Multiemployer Plan as of the Closing.

          (o) None of Company, any of its Subsidiaries or any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan.

          (p) None of Company, any of its Subsidiaries, any ERISA Affiliate or any organization to which Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

     4.19 SEC Documents.
          -------------

          Company has made available to Purchaser a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the SEC since January 1, 1999 and prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and on their respective filing dates none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.20 Ordinary Course of Business.
          ---------------------------

          Except as set forth on Schedule 4.7 or in response to the events
                                 ------------
described therein, since January 1, 1998, Company and each of its Subsidiaries has conducted its operations only in the ordinary course of business consistent with past practice.

     4.21 Insurance.
          ---------

          There are in full force and effect for the benefit of Company and its Subsidiaries insurance policies and bonds providing adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of Company and its Subsidiaries in accordance with prudent business practice in the industry of Company and Subsidiaries. No notice has been given or claim made and to the knowledge of Company, no grounds exist, to cancel or void any such policies or bonds or to reduce the coverage provided thereby.

     4.22 Minute Books.
          ------------

          The minute books of Company for the period commencing January 1, 1998 through December 31, 1999, as previously made available to Purchaser, accurately reflect, in all material respects, all formal corporate action of the stockholders and Board of Directors of Company during such period.

     4.23 Year 2000 Compliance.
          --------------------

          Each system comprised of software, hardware, databases or embedded control systems (microprocessor controlled or controlled by any robotic or other device) (collectively, a "System") that constitutes any material part of, or is used in connection with the use, operation or enjoyment of, any material tangible or intangible asset or real property of Company or any of its Subsidiaries has not been materially adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century ("Year 2000 Compliant") in a manner that could reasonably be expected to have a Material Adverse Effect. Company has no reason to believe that it or any of its Subsidiaries may incur material expenses arising from or relating to the failure of any of their Systems as a result of the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century. Each material system of Company and its Subsidiaries is able to accurately process date data, including, but not limited to, calculating, comparing and sequencing from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculations.

     4.24 Full Disclosure.
          ---------------

          No information contained in this Agreement or any other Transaction Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.

     4.25 Certain Agreements.
          ------------------

          Except as set forth in Schedule 4.26, neither the Company nor any
                                 -------------
Subsidiary is a party to any oral or written employment agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the other Transaction Documents or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Transaction Documents. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or any Subsidiary, is or will be entitled to receive cash from the Company or any subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement or the other Transaction Documents.

     4.26 Anti-Takeover Provisions Inapplicable.
          -------------------------------------

          The execution and consummation of the transactions contemplated by the Transaction Documents will not trigger any anti-takeover, poison pill or similar provisions contained within the certificate or articles of incorporation or bylaws of Company or any of its Subsidiaries, nor any applicable provision under the Delaware General Corporate Law relating to transactions with interested stockholders or a sale or merger of the Company.

5.   COVENANTS OF THE COMPANY.
     ------------------------

     5.1  Affirmative Covenants.
          ---------------------

          Company covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless the Purchaser has given its prior written consent) so long as Purchaser (and/or any Affiliate) shall hold in the aggregate more than 5% of the outstanding Common Stock:

          (a)  Preservation of Existence, Etc.  Company and each of its
               -------------------------------
Subsidiaries shall maintain its corporate existence and its license or qualification and its good standing in the state of its incorporation and in each other jurisdiction in which its ownership or lease of property or the nature of its businesses makes such license or qualification necessary (except for such other jurisdictions in which such failure to be so licensed or qualified individually and in the aggregate would not result in a Material Adverse Effect).

          (b)  Accounting System; Reporting Requirements.  Company on a
               -----------------------------------------
consolidated basis will maintain a system of accounting established and administered in accordance with GAAP. Further, Company will:

               (i) promptly deliver to Purchaser, but in no event later than twenty (20) days after the mailing or filing thereof, copies of (A) all reports, notices and proxy statements sent by Company to its shareholders, and (B) all regular and periodic reports and definitive proxy materials (including
Forms 10-K, 10-Q and 8-K) filed by Company with any securities exchange or the Federal Securities and Exchange Commission; and

               (ii) promptly deliver to Purchaser, but in no event later than twenty (20) days after Company receives the same, copies of any management letters addressed to Company by its independent certified public accountant.

          (c)  Maintenance of Insurance.  Company shall insure, and shall cause
               ------------------------
its Subsidiaries to insure, their respective properties and assets against loss or damage in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, except where the failure to have such coverage would not, individually or in the aggregate, have a Materially Adverse Effect.

          (d)  Maintenance of Properties and Leases.  Company and its
               ------------------------------------
Subsidiaries shall maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to their respective businesses, and from time to time, Company will make or cause to be made all appropriate repairs, renewals or replacements thereof.

          (e)  Maintenance of Permits and Franchises.  Company and its
               -------------------------------------
Subsidiaries shall maintain in full force and effect all franchises, permits and other authorizations necessary for the ownership and operation of their respective properties and business if the failure so to maintain the same, individually or in the aggregate, would constitute a Material Adverse Effect.

          (f)  Keeping of Records and Books of Account.  Company and its
               ---------------------------------------
Subsidiaries, shall maintain and keep proper books of record and account which enable Company to issue financial statements in accordance with GAAP and as otherwise required by applicable laws of any Governmental Authority having jurisdiction over Company and its Subsidiaries, and in which full, true and correct entries shall be made in all material respects of all their respective dealings and business and financial affairs.

          (g)  Plans.  Company shall, and shall cause each ERISA Affiliate to,
               -----
comply with ERISA, the IRC and other applicable Laws applicable to Plans except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Effect. Without limiting the generality of the foregoing, Company shall cause all of its Plans and all Plans maintained by any ERISA Affiliate to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each ERISA Affiliate to make, in a timely manner, all contributions due to Plans and Multiemployer Plans.

          (h)  Compliance with Laws.  Company and its Subsidiaries shall comply
               --------------------
with all applicable laws (including Environmental laws) in all material respects, and shall obtain and comply in all material respects with and maintain any and all licenses, approvals, registrations or permits required by Environmental Laws, provided that they shall not be deemed to be a violation of this section if any failure to comply with any law would not result in fines, penalties, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to have a Material Adverse Effect. Company and its Subsidiaries shall conduct and complete in all respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate and lawful proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, required by GAAP shall have been made, and except to the extent that the same would not reasonably be expected to have a Material Adverse Effect.

          (i)  Use of Proceeds.  Company will use the proceeds of the Purchase
               ---------------
Price for the Common Stock and Warrant (and the exercise price for the Warrant Shares) for Working Capital and general corporate purposes, which shall always be for lawful purposes only and such uses shall not contravene any applicable law or any other provision hereof.

          (j)  Maintenance of Exchange Listing.  The Company shall undertake
               -------------------------------
best efforts to maintain its listing on the NASDAQ SmallCap Market System. Promptly after the issuance of the shares of Common Stock and Warrant Shares, Company shall secure the designation, listing and quotation of such Common Stock on the NASDAQ SmallCap Market System, and shall undertake best efforts to maintain such designation, listing and quotation.

          (k)  Board of Directors. The Board of Directors (or the Nominating
               ------------------
Committee thereof) of the Company shall nominate a representative selected by Purchaser (or an Affiliate) for election by the shareholders of the Company to the Board of Directors; provided, however, that such representative has such experience and knowledge to be acceptable to the Board of Directors (or the Nominating Committee thereof). It is expressly agreed that any executive officer of Mastech Corporation shall be presumed to have such knowledge and experience to serve on the Board of Directors of the Company.

     5.2  Negative Covenants.
          ------------------

          Company covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless the Purchaser has given its prior written consent) so long as the Purchaser (and/or an Affiliate) shall hold at least 5% of the outstanding Common Stock:

          (a)  Affiliate Transactions.  Except as set forth on Schedule 5.2(a),
               ----------------------                          ---------------
neither Company nor any Subsidiary of Company shall enter into or carry out any material transaction (including purchasing property or services or selling property or services) with an Affiliate which is not a Subsidiary unless such transaction is not otherwise prohibited by this Agreement, is entered into upon fair and reasonable arm's length terms and conditions in accordance with all applicable law.

          (b)  Change in Organizational Documents.  Company shall not, and shall
               ----------------------------------
not permit any of its Subsidiaries to, amend in any material respect its certificate or articles of incorporation without providing at least ten (10) calendar days' prior written notice to Purchaser and, in the event such change would cause the Common Stock to have rights which are different from the rights of other publicly traded common stock of Company, without obtaining the prior written consent of Purchaser.

          (c)  Sales of Securities to Competitors.  Until the earlier to occur
               ----------------------------------
of (i) Purchaser (and/or any Affiliate thereof) owns in the aggregate less than 15% of the outstanding Common Stock of the Company or (ii) the seventh anniversary of the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries to, knowingly issue or sell any securities of the Company or any of its Subsidiaries to a Person who is a direct "Competitor" (as defined below) of Mastech Corporation or any of its Subsidiaries (except in connection with an underwritten public offering; provided, however, such Competitor shall not acquire more than 5% of the outstanding securities of the Company). For purposes of this Agreement, a Competitor shall have the meaning ascribed to it in that certain letter agreement by and between the Company and Purchaser dated as of the date of this Agreement.

6.   CONDITIONS TO CLOSING.
     ---------------------

     6.1  Conditions to the Purchaser's Obligation to Purchase.
          ----------------------------------------------------

          The obligation of the Purchaser to purchase the Common Stock hereunder is subject to the fulfillment by the Company to the Purchaser's satisfaction, on the Closing Date, of each of the following conditions, any of which may be waived in whole or in part by the Purchaser in writing:

          (a) Favorable opinions of Wyrick Robbins Yates & Ponton LLP, counsel to Company, substantially in the form attached hereto as Exhibit C, shall be
                                                         ---------
delivered to the Purchaser.

          (b) Resolutions of the board of directors of Company, certified by the Secretary or Assistant Secretary of Company, as of the Closing Date, duly adopted and in full force and effect on such date, authorizing (i) the consummation of each of the transactions contemplated by this Agreement and (ii) specific officers to execute and deliver this Agreement and each other Transaction Document to which it is a party, shall be delivered to the Purchaser.

          (c) Governmental certificates, dated the most recent practicable date prior to the Closing Date, with telephonic updates where available, showing that Company is organized and in good standing in the State of Delaware, shall be delivered to the Purchaser.

          (d) A copy of the certificate of incorporation and all amendments thereto of Company, certified as of a recent date by the Secretary of State of the State of Delaware, and copies of Company's by-laws, certified by the Secretary or Assistant Secretary of Company as true and correct as of the Closing Date, shall be delivered to the Purchaser.

          (e) The Registration Rights Agreement shall be duly executed by the parties thereto.

          (f)  The Company shall issue and deliver the Warrant to the Purchaser.

          (g) Certificates of the Secretary or an Assistant Secretary of Company, dated the Closing Date, as to the incumbency and signatures of the officers of Company executing this Agreement, each other Transaction Document to which it is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary, shall be delivered to the Purchaser.

          (h) A Certificate of the President, Senior Vice President or CEO of Company, dated the Closing Date, stating that all of the representations and warranties of Company contained herein or in the other Transaction Documents are true and correct on and as of the Closing Date and that no breach of any covenant contained in Article V has occurred or would result from the Closing hereunder shall be delivered to the Purchaser.

          (i) The Company shall make a wire transfer of all reasonable fees and expenses of Mastech Corporation's outside counsel, Buchanan Ingersoll Professional Corporation.

     6.2  Conditions to Company's Obligation to Sell.
          ------------------------------------------

          The obligation of the Company to issue and sell hereunder is subject to the fulfillment by the Purchaser to the Company's satisfaction, on the Closing Date, of each of the following conditions, any of which may be waived in whole or in part by the Company in writing:

          (a) The Registration Rights Agreement shall be duly executed by the parties thereto; and

          (b) A Certificate of the President or CEO of Purchaser, dated the Closing Date, stating that all representations and warranties of Purchaser contained herein or in the other

Transaction Documents are true and correct on and as of the Closing Date and that no breach of any covenant contained in Article VII has occurred or would result from the Closing hereunder shall be delivered to the Company.

7.   COVENANTS OF THE PURCHASER.
     --------------------------

          Purchaser covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless the Company has given its prior written consent) so long as Purchaser (and/or any Affiliate) shall hold in the aggregate 5% or more of the outstanding Common Stock:

     7.1  Limitation on Ownership of Voting Stock.
          ---------------------------------------

          The Purchaser shall not (and shall not permit any Affiliate to directly or indirectly) acquire beneficial ownership of any Voting Stock, any securities convertible into or exchangeable for Voting Stock, or any other rights to acquire Voting Stock (except, in any case, by way of the Warrant, a negotiated transaction between the Purchaser and the Company, or stock dividends or other distributions or offerings made available to holders of any Voting Stock generally) or authorize or make a tender, exchange or other offer, without the written consent of the Company, if the effect of such acquisition would be to increase the Voting Power of all Voting Stock then owned by the Purchaser or which it has a right to acquire to more than an additional 5% of the outstanding Common Stock of the Company within any 12-month period.

     7.2  Voting Trust, etc.
          -----------------

          The Purchaser shall not deposit any shares of Voting Stock in a voting trust or, except as otherwise provided herein, subject any Voting Stock to any arrangement or agreement with respect to the voting of such Voting Stock unless such voting trust, arrangement or agreement involves solely Mastech Corporation and/or any of its Affiliates.

     7.3  Solicitation of Proxies.
          -----------------------

          Without the Company's prior written consent, the Purchaser shall not solicit proxies with respect to any Voting Stock, and shall not become a "participant" in any "election contest" (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act relating to the election of directors of the Company).

     7.4  Acquisition Proposal.
          --------------------

          The Purchaser (and its Affiliates) agrees not to individually or together with any third Person initiate an Acquisition Proposal.

     7.5  Confidential Information.
          ------------------------

          The Company from time to time may disclose to the Purchaser pursuant to this Agreement certain confidential technical and nontechnical business information ("Confidential Information"). Notwithstanding any other provision of this Agreement, including provisions regarding the termination of this Agreement or particular terms of this Agreement, the Purchaser shall not disclose such Confidential Information to third parties until the earliest of (i) the date upon which such information ceases to be Confidential Information through no fault of the Purchaser, (ii) the date such information is required to be disclosed by law or a court of competent jurisdiction, or (iii) the fifth anniversary of the date of disclosure by the Company to the Purchaser. In the event that the Purchaser or any of its representatives is requested or required to disclose any of the Confidential Information referred to above, the Purchaser will provide the Company with prompt notice of such request or requirement so that the Company (if it so desires) may seek a protective order. The Purchaser further acknowledges and understands that any information so obtained which may be considered "inside" non-public information will not be utilized by the Purchaser in connection with purchases and/or sales of the Company's securities except in compliance with applicable state and federal securities laws. Confidential Information shall not include information that (A) was previously known to the receiving party prior to disclosure thereof by the other party, (B) is independently developed without the use of such Confidential Information, (C) at the time of disclosure to the receiving party is, or thereafter becomes, generally available to the public other than as a result of a disclosure by the receiving party or its representatives in violation of this Section 7.5, or (D) becomes available to the receiving party on a non-confidential basis from a third party provided that such third party is not bound by an obligation of confidentiality to the Company.

     7.6  Limitation on Covenants of Purchaser.
          ------------------------------------

          Notwithstanding anything to the contrary contained within this Article 7 or this Agreement, Sections 7.1, 7.2, 7.3 and 7.4 shall be of no further force and effect in the event of the earlier of:

          (a) an Acquisition Proposal (but only for so long as the Acquisition Proposal is being pursued and is ultimately consummated; if the Acquisition Proposal is terminated or abandoned for any reason, Sections 7.1, 7.2, 7.3 and
7.4 shall be reinstated in full force and effect; provided that the Company: (i) reimburses the Purchaser and any of its Affiliates for the actual costs incurred by such party with respect to any actions taken by such party in making a competing Acquisition Proposal; and (ii) if requested by Purchaser, purchases from the Purchaser or any of its Affiliates any shares of Common Stock purchased by such Person in excess of the limit imposed by Section 7.1 that were purchased while the initial Acquisition Proposal was pending. The per share purchase price for shares purchased pursuant to 7.6(a)(ii) shall be equal to the per share purchase price paid by the Purchaser or its Affiliates for such shares of Company Common Stock);

          (b)  a breach of Section 5.2(c); or

          (c)  the seventh anniversary of the Closing Date.

8.   COMPANY RIGHT OF FIRST REFUSAL.
     ------------------------------

     From the date hereof and for a three-year period thereafter:

     8.1  Right of First Refusal.
          ----------------------

          Prior to making any private sale or transfer of more than 10% of the outstanding Common Stock of the Company in any three-month period to a party who is not an Affiliate of Mastech Corporation, the Purchaser shall give the Company the opportunity to purchase such Common Stock in the following manner:

          (a) The Purchaser shall give notice (the "Transfer Notice") to the Company in writing of such intention specifying the approximate number of the proposed purchasers or transferees, the amount of Common Stock proposed to be sold or transferred, the proposed price per share therefor (the "Transfer Price") and the other material terms upon which such disposition is proposed to be made.

          (b) The Company shall have the right, exercisable by written notice given by the Company to the Purchaser within three (3) Business Days after receipt of such Transfer Notice, to purchase all but not part of the Common Stock specified in such Transfer Notice for cash per share equal to the Transfer Price.

          (c) If the Company exercises its right of first refusal hereunder, the closing of the purchase of the Common Stock with respect to which such right has been exercised shall take place within thirty (30) calendar days after the Company receives notice, which period of time shall be extended if necessary in order to comply with applicable securities laws and regulations. Upon exercise of its right of first refusal, the Company and the Purchaser shall be legally obligated to consummate the purchase contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

          (d) If the Company does not exercise its right of first refusal hereunder within the time specified for such exercise, the Purchaser shall be free, during the period of ninety (90) calendar days following the expiration of such time for exercise, to sell the Common Stock specified in such Transfer Notice. The Purchaser's transferee shall acquire such Common Stock free from any of the provisions of this Agreement; however, such Common Stock shall be subject to any restrictions imposed under applicable securities laws.

     8.2  Tender Offer Sale.
          -----------------

          Prior to making any sale or exchange of Common Stock in response to a tender or exchange offer, the Purchaser shall give the Company the opportunity to purchase all, but not less than all, of the Purchaser's Common Stock in the following manner:

          (a) The Purchaser shall give notice (the "Tender Notice") to the Company in writing of such intention no later than ten (10) calendar days prior to the latest time by which Common Stock must be tendered in order to be accepted pursuant to such offer or to qualify for any proration applicable to such offer (the "Tender Date"). For purposes hereof, a tender offer to purchase Common Stock shall be deemed to be an offer at the price specified therein, without regard to any provisions thereof with respect to proration or conditions to the offeror's obligation to purchase (assuming such conditions are not impossible of performance when the offer is made, without giving effect to the Company's right of first refusal).

          (b) If the Tender Notice is given, the Company shall have the right, exercisable by giving notice to the Purchaser at least two (2) Business Days prior to the Tender Date, to purchase all, but not less than all, of the Common Stock owned by the Purchaser for cash. If the Company exercises such right by giving such notice, the closing of the purchase of such Voting Stock shall take place not later than one Business Day prior to the Tender Date; provided,
                                                                ---------
however, that if the purchase price specified in the tender offer includes any
-------
property other than cash, the value of any property included in the purchase price shall be jointly determined by a nationally recognized investment banking firm selected by each party or, in the event such firms are unable to agree, a third nationally recognized investment banking firm to be selected by such two firms. For this purpose:

               (i) If the Company does not exercise such right by giving such notice or fails to complete the purchase, then the Purchaser shall be free to accept the tender offer with respect to which the Tender Notice was given, to which Section 8.1 shall have no application, force or effect.

               (ii) If the Company does not purchase the shares, the Company will provide such assurance as the tender offeror shall reasonably request to provide the tender offeror with certificates for the Purchaser's shares without legends referring to this Agreement.

     8.3  Assignment of Rights.
          --------------------

          In the event that the Company elects to exercise a right of first refusal under this Section 8, the Company may specify, prior to closing such purchase and upon not less than three Business Days prior notice to the Purchaser, another person as its designee to purchase the Common Stock to which such notice relates.

     8.4  Acquisition Proposal.
          --------------------

          Notwithstanding anything to the contrary contained in this Article 8 of this Agreement, Section 8.1 shall be suspended during the occurrence of an Acquisition Proposal and shall have no further force or effect following consummation of the transaction giving rise to the Acquisition Proposal.

9.   MISCELLANEOUS.
     -------------

     9.1  Complete Agreement; Modification of Agreement.
          ---------------------------------------------

          (a) The Transaction Documents constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except as provided therein.

          (b) No amendment or waiver of any provision of this Agreement or any other Transaction Document, nor consent to any departure by Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Purchaser, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     9.2  Fees and Expenses.
          -----------------

          Company shall pay all reasonable out-of-pocket expenses of Purchaser in connection with the preparation of the Transaction Documents and the transactions contemplated thereby, including all reasonable legal expenses. If, at any time or times Purchaser shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with:

                (i) any amendment, modification or waiver, or consent with respect to, any of the Transaction Documents;

               (ii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Purchaser, Company, any Subsidiary of Company or any other Person) relating to any of the Transaction Documents or any other agreements to be executed or delivered in connection herewith (except for such actions in which the Company is the prevailing party); or

               (iii) any attempt to enforce any rights of Purchaser against Company, any Subsidiary of Company or any other Person, that may be obligated to Purchaser by virtue of any of the Transaction Documents;

then, and in any such event, the reasonable attorneys' and other parties' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section shall be payable, on demand, by Company to Purchaser and shall be additional Obligations under this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' and investment bankers' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

     9.3  No Waiver by Purchaser.
          ----------------------

          Purchaser's failure, at any time or times, to require strict performance by Company of any provision of this Agreement and any of the other Transaction Documents shall not waive, affect or diminish any right of Purchaser thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Purchaser shall not suspend, waive or affect any other breach by Company under this Agreement and any of the other Transaction Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Company contained in this Agreement or any of the other Transaction Documents and no breach by Company under this Agreement and no breach by Company under any of the other Transaction Documents shall be deemed to have been suspended or waived by Purchaser, unless such suspension or waiver is by an instrument in writing signed by an officer of Purchaser and directed to Company specifying such suspension or waiver.

     9.4  Remedies.
          --------

          Purchaser's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Purchaser may have under any other agreement, including the other Transaction Documents, by operation of law or otherwise.

     9.5  Waiver of Jury Trial.
          --------------------

          The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under the Transaction Documents.

     9.6  Severability.
          ------------

          Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     9.7  Binding Effect; Benefits.
          ------------------------

          This Agreement and the other Transaction Documents shall be binding upon, and inure to the benefit of, the successors of Company and Purchaser and the assigns, transferees and endorsees of Purchaser, including all provisions with respect to Change of Control of Company.

     9.8  Conflict of Terms.
          -----------------

          Except as otherwise provided in this Agreement or any of the other Transaction Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Transaction Documents, the provision contained in this Agreement shall govern and control.

     9.9  Governing Law.
          -------------

          This Agreement and the Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America. Purchaser and Company agree to submit to personal jurisdiction and to waive any objection as to venue in the federal or Pennsylvania State courts located in the County of Allegheny, Commonwealth of Pennsylvania. Service of process on Purchaser or Company in any action arising out of or relating to any of the Transaction Documents shall be effective if mailed to such party at the address listed in Section 9.10 hereof. Nothing herein shall preclude Purchaser or Company from bringing suit or taking other legal action in any other jurisdiction.

     9.10 Notices.
          -------

          Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:

          If to Company:

          VCampus Corporation
          8251 Greensboro Drive, Suite 500
          McLean, VA  22101
          Attn:  Nat Kannan, CEO
          Telecopy Number:  (703) 893-1905

          with a copy to:

          Wyrick Robbins Yates & Ponton LLP
          Suite 300
          4101 Lake Boone Trail
          Raleigh, NC  27607
          Attn: Larry E. Robbins

          If to Purchaser:

          Mastech Corporation
          1004 McKee Road
          Oakdale, Pennsylvania  15071
          Attn: Ajmal Noorani
          Telecopy Number:  (412) 787-9225

          with a copy to:

          Buchanan Ingersoll
          One Oxford Centre
          301 Grant Street, 20/th/ Floor
          Pittsburgh, Pennsylvania 15219
          Attn: Carl Cohen, Esq. and James Barnes, Esq.
          Telecopy Number: (412) 562-1041

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited with the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the Persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

     9.11 Survival.
          --------

          The representations, warranties and covenants of Company in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

     9.12 Section and Other Headings.
          --------------------------

          The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     9.13 Counterparts.
          ------------

          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     9.14 Publicity.
          ---------

          Neither Purchaser nor Company shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the other party in advance. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law, subject to advance consultation with Purchaser.


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                                     -31-

          IN WITNESS WHEREOF, Company and Purchaser have executed this Stock Purchase Agreement as of the day and year first above written.

                              VCAMPUS CORPORATION

                              By:  /s/ Narasimhan P. Kannan
                                  --------------------------------
                                  Name:  Narasimhan P. Kannan
                                  Title: Chief Executive Officer

                              Purchaser:
                              ---------

                              MASTECH CORPORATION

                              By:  /s/ Ajmal Noorani
                                  --------------------------------
                                  Name:  Ajmal Noorani
                                  Title: Vice President, E Business Solutions
                                         Division

                                     -32-